Exhibit 4.1

SERIES B-1 CUMULATIVE CONVERTIBLE REDEEMABLE

PREFERRED SHARES OF BENEFICIAL INTEREST

CERTIFICATE OF DESIGNATIONS

FIRST UNION REAL ESTATE

EQUITY AND MORTGAGE INVESTMENTS

Designating a Series of Preferred Shares of Beneficial Interest as Series B-1 Cumulative
Convertible Preferred Shares of Beneficial Interest and Fixing Distribution and Other
Preferences and Rights of Such Series

Dated as of February 28, 2005

FIRST UNION REAL ESTATE EQUITY

AND MORTGAGE INVESTMENTS

The undersigned, Michael L. Ashner, Chairman and Chief Executive Officer of First Union Real Estate Equity and Mortgage Investments, an Ohio real estate investment trust (the “Trust”), hereby certifies on behalf of the Trust that:

The Board of Trustees adopted the following resolution creating the Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share, of the Trust:

RESOLVED, that pursuant to the authority vested in the Board of Trustees in accordance with Section 11.22 of the Declaration of Trust, as amended, a series of preferred shares of the Trust be and hereby is created, and that the designation and amount thereof and the preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.                                            Number of Shares and Designation.  This class of preferred shares of beneficial interest shall be designated as Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share (the “Series B-1 Preferred Shares”), and the number of shares which shall constitute such series shall not be more than 3,640,000 shares, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Trustees.

Section 2.                                            Definitions.  For purposes of the Series B-1 Preferred Shares, the following terms shall have the meanings indicated:

“Additional Series B Preferred Shares” shall have the meaning set forth in Section 8.

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series B-1 Preferred Shares.

“By-Laws” shall have the meaning set forth in Section 9(c).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Change of Control” shall have the meaning set forth in Section 5(b).

“Common Shares” shall mean the common shares of beneficial interest of the Trust, par value $1.00 per share.

“Company Conversion Date” shall have the meaning set forth in Section 6(r).

“Common Share Equivalents” shall have the meaning set forth in Section 6(g)(v)(B).

“Compliance Failure” shall have the meaning set forth in Section 5(b).

“Compliance Redemption Demand” shall have the meaning set forth in Section 5(b).

“Compliance Redemption Price” shall have the meaning set forth in Section 5(b).

“Constituent Person” shall have the meaning set forth in Section
6 (h).

“Conversion Price” shall mean the conversion price per Common Share for which the Series B-1 Preferred Shares are convertible, as such Conversion Price may be adjusted pursuant to Section 6. The initial conversion price shall be $4.50 (equivalent to a conversion rate of 5.6 Common Shares for each Series B-1 Preferred Share).

“Conversion Notice” shall have the meaning set forth in Section 6(r).

“Current Market Price” of publicly traded common shares or any other class of shares of beneficial interest or other security of the Trust or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chairman of the Board or the Board of Trustees.

“Declaration of Trust” shall have the meaning set forth in Section 9(c).

“Dividend Payment Date” shall mean the last calendar day of January, April, July and October in each year, commencing on April 30, 2005; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

“Dividend Periods” shall mean quarterly dividend periods commencing on February 1, May 1, August 1 and November 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include April 30, 2005).

“Expiration Time” shall have the meaning set forth in Section 6(g) (iv).

“Fair Market Value” shall mean the average of the daily Current Market Prices of a Common Share during the five (5) consecutive Trading Days selected by the Trust commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. The term “ex date,” when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price.

“Fully Junior Shares” shall mean the Common Shares and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Series B-1 Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust.

“Governance Default” shall have the meaning set forth in Section 9(b).

“Issue Date” shall mean               , 2005.

“Junior Shares” shall mean the Common Shares and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Series B-1 Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust.

“Mandatory Redemption Price” shall have the meaning set forth in Section 5(a).

“Non-Electing Share” shall have the meaning set forth in Section 6 (h).

“Operating Partnership” means First Union REIT L.P.

“OP Units” shall mean partnership interests issued by the Operating Partnership.

“Parity Shares” shall have the meaning set forth in Section 8(b).

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint stock company, governmental body or other entity.

“Purchased Shares” shall have the meaning set forth in Section 6(g)(iv).

“Redemption Date” shall have the meaning set forth in Section 5(c).

“Redemption Price” shall have the meaning set forth in Section 5(c).

“Rights Offering” shall have the meaning set forth in Section 11.

“Securities” and “Security” shall have the meanings set forth in Section 6(g)(iii).

“Series A Preferred Shares” shall mean the Trust’s Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest.

“Series B-1 Preferred Shares” shall have the meaning set forth in Section 1.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Trust; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of beneficial interest ranking on a parity with the Series B-1 Preferred Shares as to the payment of dividends are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B-1 Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Trading Day” shall mean any day on which the NYSE is open for trading, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

“Transaction” shall have the meaning set forth in Section 6(h).

“Transfer Agent” means National City Bank, Cleveland, Ohio, or such other agent or agents of the Trust as may be designated by the Board of Trustees or their designee as the transfer agent, registrar and dividend disbursing agent for the Series B-1 Preferred Shares.

Section 3.                                            Dividends.

(a)                                  The holders of Series B-1 Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per share equal to the greater of (i) $0.40625 per share per Dividend Period (equivalent to 6.5% of the liquidation preference per annum or (ii) the cash dividends (determined on each Dividend Payment Date) on the Common Shares, or portion thereof, into which a Series B-1 Preferred Share is convertible.  Such dividends, in the case of the applicability of the foregoing clause (ii), shall equal the number of Common Shares, or portion thereof, into which a Series B-1 Preferred Share is convertible, multiplied by the most current quarterly cash dividend declared or paid on a Common Share on or before the applicable Dividend Payment Date. Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date, notwithstanding Section 3(e) and whether or not in any Dividend Period or Periods there shall be funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Trustees, in arrears on Dividend Payment Dates, commencing on April 30, 2005.  Each such dividend shall be payable in arrears to the holders of record of Series B-1 Preferred Shares as they appear in the records of the Trust at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates, as shall be fixed by the Board of Trustees. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Trustees. Any dividend payment made on Series B-1 Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series B-1 Preferred Shares which remains payable.

(b)                                 The initial Dividend Period will include a partial dividend for the period from the Issue Date until April 30, 2005.  The amount of dividends payable for such period, or any other period shorter than a full Dividend Period, on the Series B-1 Preferred Shares shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Series B-1 Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series B-1 Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B-1 Preferred Shares which may be in arrears.

(c)                                  So long as any Series B-1 Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless (i) full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B-1 Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares, (ii) no Compliance Failure shall have occurred, and (iii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series B-1 Preferred Shares and the current dividend period with respect to such Parity Shares.  When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series B-1 Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B-1 Preferred Shares and accumulated and unpaid on such Parity Shares.

(d)                                 So long as any Series B-1 Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Trust, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series B-1 Preferred Shares and any other Parity Shares of the Trust shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Series B-1 Preferred Shares and all past dividend periods with respect to such Parity Shares, (ii) no Compliance Failure shall have occurred, and (iii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series B-1 Preferred Shares and the current dividend period with respect to such Parity Shares.

(e)                                  No distributions on Series B-1 Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(f)                                    Non-Redemption and Increased Rate.  In the event the Trust (i) pays any dividend to holders of Series A Preferred Shares and fails to pay a concurrent dividend to the holders of the Series B-1 Preferred Shares in accordance with Section 3(c) above, or (ii) the Trust fails to redeem Series B-1 Preferred Shares in accordance with Article V below, or (iii) the Trust fails to pay the dividend payable on the first Dividend Payment Date following the Issue Date, then dividends shall thereafter accrue on Series B-1 Preferred Shares at a rate 250 basis points higher than the rate specified in Section 3(a), until the Trust is again in compliance with Section 3(c), redeems the Series B-1 Preferred Shares in accordance with Article V, and pays the dividend payable on the first Dividend Payment Date, as applicable, at which time the dividend rate shall revert to the rate provided in Section 3(a).

Section 4.                                            Liquidation Preference.

(a)                                  In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series B-1 Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Series B-1 Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the “Liquidation Preference”), without interest; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Series B-1 Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B-1 Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B-1 Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Trust with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Trust’s property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

(b)                                 Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Series B-1 Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series B-1 Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B-1 Preferred Shares shall not be entitled to share therein.

Section 5.                                            Redemption of Shares.

(a)                                  Mandatory Redemption.  If any Series B-1 Preferred Shares are outstanding on the seventh anniversary of the Issue Date, the Trust shall redeem all such outstanding Series B-1 Preferred Shares on such date at a price (the “Mandatory Redemption Price”) equal to 100% of their Liquidation Preference, subject to the provisions described below.

(b)                                 Compliance Failures.  The occurrence of any of the following events shall be considered a “Compliance Failure”:

(1)                                the sale, lease or conveyance to a third party of substantially all the assets of the Trust, a consolidation or merger of the Trust with or into another entity if the holders of the Trust’s voting securities do not hold a majority of the voting securities of the surviving entity or Michael Ashner does not continue to serve as chief executive officer of the Trust or of the surviving entity, or the sale in a single transaction or series of related transactions of a majority of the issued and outstanding Common Shares of the Trust (any such event being referred to herein as a “Change of Control”);

(2)                                The departure or termination (whether voluntary or involuntary) of Michael Ashner, other than in the event of death or disability, or any breach of that certain Exclusivity Services Agreement, dated December 31, 2003, between the Trust and Michael Ashner (without regard to any amendment thereof after the date hereof).

(3)                                Any delay in the audit of the Trust’s consolidated annual financial statements for a given fiscal year for more than 180 calendar days after the end of such fiscal year;

(4)                                Any failure by the Trust to file required reports or forms pursuant to the Sarbanes-Oxley Act of 2002 (other than a delay in the filing of a 10-K for the reasons listed in paragraph (3) above);

(5)                                The termination of the Trust’s election to be or its failure to qualify as a “real estate investment trust” under Section 856 of the Internal Revenue Code; or

(6)                                The receipt by the Trust of a final notice of delisting from the New York Stock Exchange.

In the event of a Compliance Failure, the Trust shall give written notice of such Compliance Failure to each holder of Series B-1 Preferred Shares within five business days and any holder of Series B-1 Preferred Shares shall have the right, by written notice delivered to the Trust (a “Compliance Redemption Demand”), to require the Trust to redeem, within 30 days of receipt of the Compliance Redemption Demand, all or any portion of the Series B-1 Preferred Shares held by such  holder at a price per share (the “Compliance Redemption Price”) equal to the higher of  (i) the average Current Market Price of the Common Shares issuable upon conversion of such holder’s Series B-1 Preferred Shares over the five Trading Days preceding as of the day immediately before receipt by the Trust of the Compliance Redemption Demand, without regard to minority or illiquidity discounts; and (ii) (A) 150% of the Liquidation Preference of such Series B-1 Preferred Shares if such Compliance Redemption Demand is given prior to the third anniversary of the Issue Date or (B) 110% of the Liquidation Preference of such Series B-1 Preferred Shares, if such Compliance Redemption Demand is given on or after the third anniversary of the Issue Date but prior to the fifth anniversary of the Issue Date, or (C) 100% of the Liquidation Preference of such Series B-1 Preferred Shares if such Compliance Redemption Demand is given on or after the fifth anniversary of the Issue Date.  In addition, in the event of the death or disability of Michael Ashner, and the occurrence within 12 months thereafter of any Change of Control, any holder of Series B-1 Preferred Shares shall have the right, by delivery to the Trust of a Compliance Redemption Demand, to require the Trust to redeem, within 30 days of receipt of the Compliance Redemption Demand, all or any portion of the Series B-1 Preferred Shares held by such  holder at a Compliance Redemption Price equal to 100% of the Liquidation Preference for such Series B-1 Preferred Shares.

(c)                                  Redemption Procedures.   On or prior to the date (a “Redemption Date”) of a redemption pursuant to sections (a) or (b) above, the Trust shall deposit the aggregate Mandatory Redemption Price or Compliance Redemption Price payable for all Series B-1 Preferred Shares to be redeemed (such aggregate amount being referred to as the “Redemption Price”) with a bank or trust corporation having aggregate capital and surplus in excess of $500,000,000 as a trust fund for the benefit of the holders of the shares of Series B-1 Preferred Shares, with irrevocable instructions and authority to the bank or trust corporation to pay the allocable portion of the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of the certificate or certificates of the shares of Series B-1 Preferred Shares to be redeemed.  From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B-1 Preferred

Shares as holders of Series B-1 Preferred Shares (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series B-1 Preferred Shares redeemed, and such shares shall not thereafter be transferred on the books of the Trust or be deemed to be outstanding for any purpose whatsoever.  If on the Redemption Date the funds of the Trust legally available for redemption of shares of Series B-1 Preferred Shares are insufficient to redeem the total number of shares of Series B-1 Preferred Shares to be redeemed on such date, then the Trust will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series B-1 Preferred Shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B-1 Preferred Shares.  The shares of Series B-1 Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Trust are legally available for the redemption of shares of Series B-1 Preferred Shares such funds will immediately be used to redeem the balance of the shares of Series B-1 Preferred Shares to be redeemed unless, in the case of a redemption pursuant to Section 5(b) above, a holder of such shares elects otherwise.  The Trust shall not redeem any Parity Shares except ratably with the Series B-1 Preferred Shares.  No dividends or other distributions shall be declared or paid on, nor shall the Trust redeem, purchase or acquire any Junior Shares unless the Redemption Price per share of all shares elected to be redeemed shall have been paid in full.  Until the Redemption Price for each share of Series B-1 Preferred Shares elected or required to be redeemed shall have been paid in full, such share of Series B-1 Preferred Shares shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that dividends and interest thereon shall continue to accrue and, if unpaid prior to the date such shares are redeemed, shall be included as part of the Redemption Price as provided in this Section 5(c).

Section 6.                                            Conversion.  Holders of Series B-1 Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

(a)                                  Subject to and upon compliance with the provisions of this Section 6, a holder of Series B-1 Preferred Shares shall have the right, at his or her option, at any time to convert such shares into the number of Common Shares obtained by dividing the aggregate liquidation preference (excluding any accrued and unpaid dividends) of such shares by the Conversion Price (as in effect at the time and on the date provided for in  paragraph (e) of this Section 6) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 6; provided, however, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Trust shall default in making payment of the amount payable upon such redemption under Section 5.

(b)                                 In order to exercise the conversion right, the holder of each Series B-1 Preferred Share to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Trust or in blank, at the office of the Transfer Agent, accompanied by written notice to the Trust that the holder thereof elects to convert such Series B-1 Preferred Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series B-1 Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid).

(c)                                  Holders of Series B-1 Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Series B-1 Preferred Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series B-1 Preferred Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Common Shares on the corresponding Dividend Payment Date will receive the dividend payable by the Trust on such Series B-1 Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series B-1 Preferred Shares for conversion. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Shares issued upon such conversion.

(d)                                 As promptly as practicable after the surrender of certificates for Series B-1 Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (f) of this Section 6.

(e)                                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series B-1 Preferred Shares shall have been surrendered and such notice shall have been received by the Trust as aforesaid (and, if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Trust as described above), and the Person or Persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the share transfer books of the Trust shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Trust.

(f)                                    No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series B-1 Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series B-1 Preferred Share, the Trust shall pay to the holder of such share an amount in cash (computed to the nearest cent with $.005 being rounded upward) based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one certificate representing Series B-1 Preferred Shares shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B-1 Preferred Shares so surrendered.

(g)                                 The Conversion Price shall be adjusted from time to time as follows:

(i)                                     If the Trust shall after date of execution of that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of February 25, 2005, by and among the Trust, the Investors named therein, and the Initial Purchaser named therein (A) pay a dividend or make a distribution on its capital shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, or (C) combine its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision or combination becomes effective, as the case may be, shall be adjusted so that the holder of any Series B-1 Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Series B-1 Preferred Shares had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision or combination.  An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in paragraph (k) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision or combination.

(ii)                                  If the Trust shall issue after the date of execution of the Purchase Agreement rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than 94% (100% if a stand-by underwriter is used and charges the Trust a commission) of the Fair Market Value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of shares that the aggregate proceeds to the Trust from the exercise of such rights, options or warrants for Common Shares would purchase at 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), and the denominator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (k) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), there shall be taken into account any consideration received by the Trust upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be reasonably determined by the Chairman of the Board or the Board of Trustees.

(iii)                               If after the date of execution of the Purchase Agreement the Trust shall distribute to all holders of its Common Shares any shares of beneficial interest of the Trust (other than Common Shares) or evidence of its indebtedness or assets (excluding cash dividends required in order to satisfy distribution requirements to maintain the Trust’s status as a real estate investment trust under Section 856 of the Internal Revenue Code and avoid entity level taxes), or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) collectively called the “Securities” and individually a

“Security”), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (x) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Fair Market Value per Common Share on the record date mentioned below less the then fair market value (as reasonably determined by the Chairman of the Board or the Board of Trustees, whose reasonable determination shall be conclusive), of the portion of the shares of beneficial interest or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (k) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a Person converting a Series B-1 Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a Person converting a Series B-1 Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be “the date fixed for the determination of the shareholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

(iv)                              In case a tender or exchange offer made by the Trust or any subsidiary of the Trust for all or any portion of the Common Shares shall expire and such tender or exchange offer shall involve the payment by the Trust or such subsidiary of consideration per Common Share having a fair market value (as reasonably determined by the Board of Trustees, whose determination shall be conclusive and described in a resolution of the Board of Trustees), at the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph, by a fraction of which the numerator shall be the number of Common Shares outstanding (including any tendered or exchanged shares) at the

Expiration Time, multiplied by the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value determined as aforesaid of the aggregate consideration payable to shareholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum, being referred to as the “Purchased Shares”) and (B) the product of the number of Common Shares outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

(v)                                 (A)                              In case the Company shall after the date of execution of the Purchase Agreement issue or sell any Common Shares (except as provided (i) in subparagraph (6)(g)(vi), (ii) in connection with a firm commitment underwritten public offering of Common Shares registered under applicable securities laws and priced at not less than 94% of their Fair Market Value at the time of the offering or (iii) in a private offering of Common Shares within the 12 month period commencing on the Issue Date) for a consideration per share less than the Current Market Price on the date of such issuance or sale, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance or sale by a fraction whose numerator shall be the sum of (i) the number of shares of Common Shares outstanding immediately prior to such issuance or sale (including the number of Common Shares issuable upon conversion of all outstanding Series B-1 Preferred Shares) multiplied by the Current Market Price on the date of such issuance or sale, and (ii) the consideration received by the Trust upon such issuance or sale, and whose denominator shall be the total number of Common Shares outstanding immediately after such issuance or sale (including the number of Common Shares issuable upon conversion of all outstanding Series B-1 Preferred Shares) multiplied by the Current Market Price on the date of such issuance or sale.  Subject to subsection (6)(g)(vi), such adjustment shall be made whenever such Common Shares are issued or sold.

(B)                                In case the Company shall after the date of execution of the Purchase Agreement issue or sell (other than an issuance to all holders of Common Shares covered by subsection (6)(g)(ii)) any securities directly or indirectly convertible into (or exercisable for) Common Shares (“Common Share Equivalents”) entitling the holders thereof to convert such securities into (or exercise such securities to acquire) Common Shares or Common Share Equivalents (except in a firm commitment underwritten public offering of securities registered under applicable securities laws priced at a conversion or exercise price of not less than

94% of their Fair Market Value at the time of the offering or a private offering within the 12 month period commencing on the Issue Date), at a price per share less than the Current Market Price on the date of such issuance or sale, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance or sale of such securities by a fraction whose numerator shall be the number of Common Shares outstanding on the date of such issuance or sale of such securities (including the number of Common Shares issuable upon conversion of all outstanding Series B-1 Preferred Shares) plus the number of Common Shares which the aggregate exercise price of the Common Shares issuable upon conversion (or exercise) of all such securities would purchase at such Current Market Price, and whose denominator shall be the number of Common Shares outstanding on the date of issuance or sale of such securities (including the number of Common Shares issuable upon conversion of all outstanding Series B-1 Preferred Shares) plus the number of additional Common Shares issuable upon conversion (or exercise) of all such securities.  Subject to subsection (6)(g)(vi), such adjustment shall be made whenever such securities are issued.  Following adjustment of the Conversion Price upon the issuance or sale of such securities no further adjustments shall be made upon the actual conversion of such securities into, or the exercise of such securities to acquire, Common Shares.

(C)                                For the purpose of making any adjustment in the Conversion Price or number of shares of Common Shares issuable upon conversion of the Series B-1 Preferred Shares, as provided above, the following provisions shall be applicable:

(1)                                  In case of the issuance of Common Shares or Common Share Equivalents for consideration in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor, plus the value of any property other than cash received by the Trust as determined in accordance with clause (2) below.

(2)                                  In case of the issuance of Common Shares or Common Share Equivalents for consideration in whole or in part in property or consideration other than cash, the value of such property or consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Trustees.

(vi)                              No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this subparagraph (vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 6, the Trust shall not be required to make any adjustment of the Conversion Price for (i) the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Trust and the investment of additional optional amounts in Common Shares under such plan, (ii) Common Shares issuable upon the exercise of stock options or other awards made or denominated in Common Shares under any of the Trust’s equity compensation plans including any stock option, stock purchase, restricted stock or similar plan hereafter adopted by the Board of Trustees and approved by the stockholders of the Trust up to a maximum amount of five percent of the then outstanding Common Shares, (iii) Common Shares or OP Units issued in connection with a direct or indirect acquisition by the Trust or the Operating Partnership of real property or assets related thereto, a business (including, without limitation, by way of an acquisition of capital stock) or the assets of a business (which assets do not consist primarily of cash or cash equivalents) approved by the Board of Trustees, (iv) Common Shares issued in redemption of OP Units, (v) Common Shares or OP Units issued upon conversion or exercise of warrants, options, or other securities outstanding on the Issue Date, or (vi) the issuance of Series B-1 Shares or Common Shares issued upon conversion of Series B-1 Shares or (vii) the issuance of Additional Series B Preferred Shares or Common Shares issued upon conversion of Series B-1 Shares.  All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (g) to the contrary notwithstanding, the Trust shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (g), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or distribution of other assets (other than cash dividends) hereafter made by the Trust to its shareholders shall not be taxable.

(h)                                 If the Trust shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares, sale of all or substantially all of the Trust’s assets or recapitalization of the Common Shares and excluding any transaction as to which subparagraph (g)(i) of this Section 6 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which all or substantially all Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Series B-1 Preferred Share which is not redeemed or converted prior to such Transaction shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series B-1 Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Trust consolidated or into which the Trust merged or which merged into the Trust or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this paragraph (h) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (h), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B-1 Preferred Shares that will contain provisions enabling the holders of the Series B-1 Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (h) shall similarly apply to successive Transactions.

(i)                                     If (i) the Trust shall declare a dividend (or any other distribution) on the Common Shares (other than cash dividends or distributions paid with respect to the Common Shares required in order to satisfy distribution requirements to maintain the Trust’s status as a real estate investment trust and avoid entity level taxes); or (ii) the Trust shall authorize the granting to the holders of Common Shares of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or (iii) there shall be any reclassification of the Common Shares (other than an event to which subparagraph (g)(i) of this Section 6 applies) or any consolidation or merger to which the Trust is a party and for which approval of any shareholders of the Trust is required, or a statutory share exchange, or a self tender offer by the Trust for all or substantially all of its outstanding Common Shares or the sale or transfer of all or substantially all of the assets of the Trust as an entirety; or (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Trust; then the Trust shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of Series B-1 Preferred Shares at their addresses as shown on the records of the Trust, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

(j)                                     Whenever the Conversion Price is adjusted as herein provided, the Trust shall promptly file with the Transfer Agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring and calculation of such adjustment. Promptly after delivery of such certificate, the Trust shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series B-1 Preferred Share at such holder’s last address as shown on the records of the Trust.

(k)                                  In any case in which paragraph (g) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Trust may defer until the occurrence of such event (A) issuing to the holder of any Series B-1 Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (f) of this Section 6; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Common Shares and cash upon the occurrence of the event requiring such adjustment.

(l)                                     There shall be no adjustment of the Conversion Price in case of the issuance of any shares of beneficial interest of the Trust in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

(m)                               If the Trust shall take any action affecting the Common Shares, other than actions described in this Section 6, that in the reasonable opinion of the Board of Trustees would materially and adversely affect the conversion rights of the holders of the

Series B-1 Preferred Shares, the Conversion Price for the Series B-1 Preferred Shares shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Trustees, in its reasonable discretion, may determine to be equitable in the circumstances.

(n)                                 The Trust covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series B-1 Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series B-1 Preferred Shares not theretofore converted. For purposes of this paragraph (n), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series B-1 Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

(o)                                 The Trust covenants that any Common Shares issued upon conversion of the Series B-1 Preferred Shares shall be validly issued, fully paid and (subject to customary qualification based upon the nature of a real estate investment trust) non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series B-1 Preferred Shares, the Trust will take any action that, in the opinion of its counsel, may be necessary in order that the Trust may validly and legally issue fully paid and (subject to any customary qualification based upon the nature of a real estate investment trust) non-assessable Common Shares at such adjusted Conversion Price.

(p)                                 The Trust shall endeavor to list the Common Shares required to be delivered upon conversion of the Series B-1 Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

(q)                                 The Trust will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series B-1 Preferred Shares pursuant hereto; provided, however, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series B-1 Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

(r)                                    At any time and from time to time after the third anniversary of the Issue Date the Trust may give written notice (a “Conversion Notice”) to the holders of Series B-1 Shares of its intent to effect a mandatory conversion of all outstanding Series B-1 Shares.  Subject to provisions hereinafter set forth, the mandatory conversion shall be effective on the 30th Trading Day (the “Company Conversion Date”)

following the date of mailing of the Conversion Notice.  The mandatory conversion may only be effected if (i) the Current Market Price of the Common Shares for any 20 consecutive Trading Day period beginning with the date of mailing of the Conversion Notice and ending on the 25th Trading Day following such Conversion Notice equals or exceeds 125% of the Conversion Price in effect on the Company Conversion Date, and (ii) an effective registration statement is on file with the Securities and Exchange Commission covering the resale of the Common Shares issuable upon conversion of the Series B-1 Preferred Shares on the Company Conversion Date, all of the Series B-1 Preferred Shares will convert into that number of the fully paid and nonassessable shares of Common Shares determined in accordance with the provisions of Section 6(b) above, without any action on the part of the holders of the Series B-1 Preferred Shares.  The Company shall give written notice to the holders of Series B-1 Preferred Shares within five business days after the Company Conversion Date.  From and after the Company Conversion Date, if the foregoing conditions are met, (i) the Series B Preferred Shares shall no longer be deemed to be outstanding, and (ii) all rights of the holders thereof as holders of Series B Preferred Shares of the Trust shall cease (except the rights to receive the Common Shares, upon surrender and endorsement of their certificates and to receive any dividends payable thereon), provided, however, that if the Company Conversion Date falls after a dividend payment record date but before the corresponding Dividend Payment Date, then each holder of Series B-1 Preferred Shares at the close of business on such dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.  At the close of business on the Company Conversion Date, each holder of Series B Preferred Shares shall be deemed to be the record holder of the number of Common Shares into which such Series A Preferred Shares are to be converted, regardless of whether such holder has surrendered the certificates representing the Series B Preferred Shares.

Section 7.                                            Shares To Be Retired.  All Series B-1 Preferred Shares which shall have been issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued shares of beneficial interest of the Trust, without designation as to class or series.

Section 8.                                            Ranking.  Any class or series of shares of beneficial interest of the Trust shall be deemed to rank:

(a)                                  senior to the Series B-1 Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B-1 Preferred Shares;

(b)                                 on a parity with the Series B-1 Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up,

whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series B-1 Preferred Shares, if the holders of such class or series and the Series B-1 Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”).  The Series A Preferred Shares shall be considered Parity Shares as well as up to $34 million in liquidation preference of additional convertible preferred shares designated as Series B-2 Convertible Preferred Shares issued on one occasion on or prior to the first anniversary of the Issue Date for a price not less than their liquidation preference and on terms and conditions no more favorable to the holders thereof than those contained herein. (“Additional Series B Preferred Shares”);

(c)                                  junior to the Series B-1 Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

(d)                                 junior to the Series B-1 Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

Section 9.                                        Voting.  (a)  On or prior to the Issue Date the Board of Trustees shall be increased by one Trustee, and thereafter, so long as at least 910,000 of the Series B-1 Preferred Shares are outstanding, the holders of Series B-1 Preferred Shares shall be entitled to elect one Trustee to serve on the Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B-1 Preferred Shares called as hereinafter provided.  Any Trustee proposed to be elected by the Series B-1 Preferred Shares (and any Additional Trustees, as defined below) shall meet the requirements imposed by Section 303 of the New York Stock Exchange Listing Standards for independent directors.  If and when the number of outstanding Series B-1 Preferred Shares shall fall below 910,000, the right of the holders of the Series B-1 Preferred Shares to elect one Trustee shall cease, and the term of office of any such person elected as Trustee by the holders of the Series B-1 Preferred Shares shall forthwith terminate and the number of the Board of Trustees shall be reduced accordingly.

(b)                                 If and whenever (i) following the commencement of the payment of dividends on the Common Shares, the Trust shall fail to declare and pay a quarterly dividend on the Series B-1 Shares at the rate specified in Section 3(a), or (ii) the Trust shall default under its obligations under that certain Investor Rights Agreement, dated the Issue Date, by and among the Trust, the Principal Shareholders and the Investors named therein, or that certain Registration Rights Agreement, dated the Issue Date, by and among the Trust and the Investors named therein, or (iii) if the Fair Market Value of the issued and outstanding Common Shares shall fall below $71,200,000, or (iv) the Trust shall fail to effect any redemption required under Article V above (any event described in clauses (i), (ii), (iii) or (iv) of the preceding sentence being referred to herein as a “Governance Default”), then the number of trustees then constituting the Board of Trustees shall be increased as hereinafter provided and the holders of Series B-1 Preferred Shares and (if such rights are provided in the Certificate of Designations for the Additional Series B Preferred Shares) Additional Series B Preferred Shares voting as a class shall be entitled to elect trustees (the “Additional Trustees”) to fill the positions created by such increase in the Board of Trustees.  The number of Trustees shall be increased by such number so that the Additional Trustees to be so elected by the holders of Series B-1 Preferred Shares and Additional Series B Preferred Shares, together with the Trustees elected by the holders of Series B-1 Preferred Shares pursuant to Section 9(a), shall constitute no less than one-third of the entire Board of Trustees.  The Additional Trustees shall be elected at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B-1 Preferred Shares and Additional Series B Preferred Shares called as hereinafter provided.  Whenever the applicable Governance Default shall cease to exist, then the right of the holders of the Series B-1 Preferred Shares and Additional Series B Preferred Shares to elect such additional trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future Governance Default), and the terms of office of all persons elected as trustees by the holders of the Series B-1 Preferred Shares and Additional Series B Preferred Shares shall forthwith terminate and the number of the Board of Trustees shall be reduced accordingly.  At any time after the Issue Date, the Secretary of the Trust may, and upon the written request of any holder of Series B-1 Preferred Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series B-1 Preferred Shares and Additional Series B Preferred Shares for the election of the trustees to be elected by them as herein under paragraphs 9(a) and (b) provided, such call to be made by notice similar to that provided in the By-Laws of the Trust for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series B-1 Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of the Trust. The trustees elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the trustees elected by the holders of the Series B-1 Preferred Shares and Additional Series B Preferred Shares, a successor shall be elected by the Board of Trustees, upon the nomination of any then-remaining trustees elected by the holders of the Series B-1 Preferred Shares and Additional Series B Preferred Shares or the successors of such remaining trustees, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.  If there are no such remaining trustees, a special meeting shall be held for such purpose.

(c)                                  So long as any Series B-1 Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law, by the Trust’s Amended

Declaration of Trust, as amended and supplemented (the “Declaration of Trust”), or by the Trust’s By-Laws, as amended and supplemented (the “By-Laws”), the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series B-1 Preferred Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating (including by way of merger):

(i)                                     Any amendment, alteration or repeal of any of the provisions of the Declaration of Trust, By-Laws or this Certificate of Designations that adversely affects the voting powers, rights or preferences of the holders of the Series B-1 Preferred Shares; provided, however, that the amendment of the provisions of the Declaration of Trust so as to authorize or create or to increase the authorized amount of any Fully Junior Shares, or Junior Shares that are not senior in any respect to or on a parity with (other than the Additional Series B-1 Preferred Shares) the Series B-1 Preferred Shares shall not be deemed to adversely affect the voting powers, rights or preferences of the holders of Series B-1 Preferred Shares otherwise entitled to vote in accordance herewith; or

(ii)                                  A share exchange that affects the Series B-1 Preferred Shares, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust, unless in each such case each Series B-1 Preferred Share (i) shall remain outstanding without any adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Series B-1 Preferred Share (except for changes that do not adversely affect the holders of the Series B-1 Preferred Shares); or

(iii)                               The authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to or pari passu with the Series B-1 Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Trust or in the payment of dividends; provided, however, that no such vote of the holders of Series B-1 Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made (to the extent otherwise permitted hereunder) for the redemption of all Series B-1 Preferred Shares at the time outstanding; and provided further, that no such vote of the holders of Series B-1 Preferred Shares shall be necessary to authorize the Additional Series B Preferred Shares;

(iv)                              Any action that would have the effect of substantially altering the business of the Trust as such business is conducted as of the Issue Date;

(v)                                 Any redemption or purchase of Common Shares, Parity Shares, Junior Shares or Fully Junior Shares, other than (i) the redemption of the Series A Preferred Shares by conversion as provided in the Certificate of Designation for the Series A Preferred as it currently exists, (ii) the purchase of Series A Preferred Shares, (iii) the purchase of Series B-1 Preferred Shares and Additional Series B Preferred Shares; provided, however, that any purchase of Series B-1 Preferred Shares and Additional Series B Preferred Shares shall be made pursuant to an offer made to all holders of such securities if the purchase is made at a time when the resale of the Common Shares issuable on conversion of the Series B-1 Shares and the Additional Series B Preferred Shares is not subject to an effective Registration Statement under the Securities Act of 1933, or (iv) purchases of Common Shares in any Dividend Period at an aggregate purchase price, which when added to the dividends paid on the Common Shares for such Dividend Period, does not exceed the sum of the amount paid to purchase Common Shares and the amount paid as dividends on the Common Shares for the immediately preceding Dividend Period.

(vi)                              For purposes of the foregoing provisions of this Section 9, each Series B-1 Preferred Share shall have one (1) vote per share.  Except as otherwise required by applicable law or as set forth herein, the Series B-1 Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Trust action.

In the event of a Change of Control as defined under Section 5(b) above or in the event of a vote of Common Shares on a matter that relates to the potential dilution of the Series B-1 Shares, or in the event that the Trust proposes to issue, after September 30, 2005, Common Shares, and a vote of the holders of Common Shares is required under applicable law to effect such issuance, the Series B-1 Preferred Shares shall have the right to vote with the Common Shares as a class on all matters on which a vote of Common Shares is taken, with each holder of Series B-1 Preferred Shares entitled to one vote for every Common Share issuable upon conversion of such holder’s Series B-1 Preferred Shares pursuant to Article VI hereunder; provided, however, that the Series B-1 Shares shall not have such right on a shareholder vote taken prior to October 1, 2005 with respect to or the authorization of the sale of additional Common  Shares.

Section 10.                                      Limitations on Ownership and Transfer.

(a)                                  Definitions.                                  For purposes of this Section 10, the following terms shall have the meanings set forth below:

“Beneficial Ownership,” when used with respect to ownership of shares of Equity Stock by any Person, shall mean all shares of Equity Stock which are (i) directly owned by such Person, or (ii) indirectly owned by such Person taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h) of the Code (except as expressly provided otherwise), provided that (x) in determining the number of shares Beneficially Owned by a Person or group, no share shall be counted more than once although applicable to both clauses (i) and (ii) of this definition.

“Beneficiary” shall mean, with respect to a trust formed pursuant to Section 10(e)(4), one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named as the beneficiary or beneficiaries of such trust, in accordance with the provisions of Section 10(e)(4).

“Closely Held Limit” shall have the meaning ascribed to such term in Section 10(b)(1)(A).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Constructive Ownership” shall mean ownership of shares of Equity Stock by a Person who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “constructively owns” and “constructively owned” shall have correlative meanings.

“Equity Stock” shall mean the Common Shares and all outstanding preferred shares of any series, of the Trust.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause an increase in the percentage of any Person’s Beneficial Ownership of the outstanding shares of Equity Stock.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 10(e)(8).

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to shares of Equity Stock by the provisions of Section 10(e)(1).

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify under the Code as a REIT.

“Taxable REIT Subsidiary” shall mean a corporation in which the Trust owns stock as to which an election under Section 856(l) of the Code has been validly made (and not revoked).

“Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.  “Transfer” (as a verb) shall have the correlative meaning.

(b)                                 Restriction On Ownership And Transfer.

(1)                                  Until the Restriction Termination Date:

(A)                              No Person who at any time holds any Series B-1 Preferred Shares shall Beneficially Own shares of Equity Stock to the extent that such ownership by such Person, if effective, would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code or that the Board of Trustees reasonably determines would otherwise materially jeopardize the Trust’s status as a REIT for Federal income tax purposes (the “Closely Held Limit”); and

(B)                                Any purported Transfer (whether or not the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or the NASDAQ or any other automated quotation system) that, if effective, would result in any Person Beneficially Owning shares of Equity Stock in excess of the Closely Held Limit shall be void AB INITIO as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned by such Person in excess of the Closely Held Limit, and the intended transferee Person shall acquire no rights in such shares of Equity Stock.

(2)                                  Until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or the NASDAQ or any other automated quotation system) of shares of Equity Stock that, if effective, would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Trust or any direct or indirect subsidiary (whether a Trust, partnership, limited liability company or other entity) of the Trust (a “Subsidiary”) (other than a Taxable REIT Subsidiary, if the requirements of 856(d)(8) are satisfied) within the meaning of Section 856(d)(2)(B) of the Code, shall be void AB INITIO as to the Transfer of that number of shares of Equity Stock that would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Trust or a Subsidiary (other than a Taxable REIT Subsidiary) within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

(3)                                  Until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or the NASDAQ or any other automated quotation system) that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code shall be void AB INITIO and the intended transferee shall acquire no rights in such shares of Equity Stock.

(4)                                  Until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or the NASDAQ or any other automated quotation system) that, if effective, would result in the Trust being a “pension held REIT” within the meaning of Section 856(h)(3)(D) of the Code shall be void AB INITIO and the intended transferee shall acquire no rights in such shares of Equity Stock.

(5)                                  Until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or the NASDAQ or any other automated quotation system) that, if effective, would result in the Trust failing to be a “domestically controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code shall be void AB INITIO and the intended transferee shall acquire no rights in such shares of Equity Stock.

(6)                                  Until the Restriction Termination Date, any purported Transfer (whether or not the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or the NASDAQ or any other automated quotation system) that, if effective, would cause the Trust to fail to qualify as a REIT shall be void AB INITIO and the intended transferee shall acquire no rights in such shares of Equity Stock.

(c)                                  Owners Required To Provide Information.  Until the Restriction Termination Date:

(1)                                  Every Beneficial Owner of more than 5%, or such lower percentages as are then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Trust shall, within 30 days after January 1 of each year, provide to the Trust a written statement or affidavit stating the name and address of such Beneficial Owner, the number of shares of Equity Stock Beneficially Owned by such Beneficial Owner, and a description of how such shares are held. Each such Beneficial Owner shall provide to the Trust such additional information as the Trust may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with Section 10(b).

(2)                                  Each Person who is a Beneficial Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner shall provide to the Trust a written statement or affidavit stating such information as the Trust may reasonably request in order to determine the Trust’s status as a REIT and to ensure compliance with Section 10(b).

(d)                                 NYSE Transactions.   Notwithstanding any provision contained herein to the contrary, nothing in this Certificate shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or the NASDAQ or any other automated quotation system.  In no event shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Stock into Excess Stock as contemplated herein.

(e)                                  Excess Stock.

(1)                                  Conversion Into Excess Stock.

                                                (A)                              If, notwithstanding the other provisions contained in this Section 10, prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would now or in the future (i) violate the Closely Held Limit, (ii) cause the Trust to Constructively Own 10% or more of the ownership interest in a tenant of the Trust’s or a Subsidiary’s real property within the meaning of Section 856(d)(2)(B) of the Code, (iii) result in the shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (iv) cause the Trust to be a “pension held REIT” within the meaning of Section 856(h)(3)(D) of the Code, (v) cause the Trust to fail to be a “domestically controlled REIT” within the meaning of Section 856(h)(4)(B) of the Code, or (vi) cause the Trust to fail to qualify as a REIT, then (x) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) violate the Closely Held Limit, (B) cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s or a Subsidiary’s real property within the meaning of Section 856(d)(2)(B) of the Code, (C) result in the shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (D) result in the Trust being a “pension held REIT” within the meaning of Section 856(h)(3)(D) of the Code, (E) cause the Trust to fail to be a “domestically controlled REIT” within the meaning of Section 856(h)(4)(B) of the Code or (F) cause the Trust to fail to qualify as a REIT, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock and transferred to a trust in accordance with Section 10(e) and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Trust, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the trustee of the trust as described in Section 10(e)(4).  Such conversion into Excess Stock and transfer to a trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the shares of Equity Stock so converted may be submitted to the Trust at a later date.

                                                (B)                                Upon the occurrence of such a conversion of shares of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Trustees of the Trust, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued by the Trust as that particular class or series of Equity Stock, but only as provided in Section 10(e)(8).

(2)                                  Remedies For Breach.  If the Trust, or its designees, shall at any time reasonably determine that a Transfer has taken place in violation of Section 10(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 10(b), the Trust shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Trust or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the automatic conversion of shares of Equity Stock into Excess Stock and their transfer to a trust in accordance with Section 10(e)

(3)                                  Notice of Restricted Transfer.  Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 10(b), or any Person who owns shares of Equity Stock that were converted into shares of Excess Stock and transferred to a trust pursuant to Sections 10(e), shall, if such Person knows or reasonably could be expected to know the foregoing, immediately give written notice to the Trust of such event.  Such Person (whether or not required to notify the Trust pursuant to the preceding sentence) shall provide to the Trust such other information as the Trust may reasonably request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Trust’s status as a REIT.

(4)                                  Ownership In Trust.  Upon any purported Transfer or Non-Transfer Event that results in Excess Stock pursuant to Section 10(e), (i) the Trust shall create, or cause to be created, a trust, and shall designate a trustee and name a Beneficiary thereof and (ii) such Excess Stock shall be automatically transferred to such trust to be held for the exclusive benefit of the Beneficiary.  Any conversion of shares of Equity Stock into shares of Excess Stock and transfer to a trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event that results in the conversion. Shares of Excess Stock so held in trust shall remain issued and outstanding shares of stock of the Trust.

(5)                                  Dividend Rights.  Each share of Excess Stock shall be entitled to the same dividends and distributions, if any, (as to both timing and amount) as may be declared by the Board of Trustees with respect to each share of Equity Stock which was converted into such Excess Stock.  The trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary.  The Prohibited Owner with respect to such shares of Excess Stock shall repay to the trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and (ii) the record date of which was on or after the date that such shares were converted into shares of Excess Stock. The Trust shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned by the Person who, but for the provisions of this Section 10, would Constructively Own or Beneficially Own the shares of Equity Stock that were converted into shares of Excess Stock; and, as soon as reasonably practicable following the Trust’s receipt or withholding thereof, shall pay over to the trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(6)                                  Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Trust, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of share of the same class and series of Equity Stock which was converted into such Excess Stock, that portion of the assets of the Trust that is available for distribution to the holders of the same class and series of Equity Stock which was converted into such Excess Stock.  The trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of the shares into shares of Excess Stock, the product of (x) the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (y) the number of shares of Equity Stock which were so converted into Excess Stock, and, in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of the shares into shares of Excess Stock, the product of (x) the price per share equal to the Current Market Price on the date of such Non-Transfer Event or purported Transfer and (y) the number of shares of Equity Stock which were so converted into Excess Stock.  Any remaining amount in such trust shall be distributed to the Beneficiary.

(7)                                  Voting Rights.  Each share of Excess Stock shall entitle the holder to no voting rights other than those voting rights which accompany a class of capital stock under Ohio law.  The trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock.  Any vote by a Prohibited Owner as a purported holder of shares of Equity Stock prior to the discovery by the Trust that such shares of Equity Stock have been converted into shares of Excess Stock shall, subject to applicable law, be rescinded and shall be void AB INITIO with respect to such shares of Excess Stock.

(8)                                  Designation Of Permitted Transferee.

(A)                              As soon as practicable after the trustee acquires Excess Stock, but in an orderly fashion so as not to materially adversely affect the trading price of the same class and series of Equity Stock from which such Equity Stock was converted, the trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any shares of Excess Stock held by the trustee; provided, however, that (i) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock and (ii) any Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the restrictions set forth in Section 10(b) and without such acquisition resulting in the conversion of the shares of Equity Stock so acquired into shares of Excess Stock and the transfer of such shares to a trust pursuant to Sections 10(e)(1) and (4).  The trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all shares of Excess Stock. Prior to any transfer by the trustee of shares of Excess Stock to a Permitted Transferee, the trustee shall give not less than five Trading Days prior written notice to the Trust of such intended transfer and the Trust must have waived in writing its purchase rights under Section 10(e)(10).

(B)                                Upon the designation by the trustee of a Permitted Transferee in accordance with the provisions of this Section 10(e)(8), the Trustee shall cause to be transferred to the Permitted Transferee shares of Excess Stock acquired by the trustee pursuant to Section 10(e)(4).  Upon such transfer of shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of Trustees of the Trust, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued by the Trust as Excess Stock.  The trustee shall (i) cause to be recorded on the stock transfer books of the Trust that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, and (ii) distribute to the Beneficiary any and all amounts held with respect to such shares of Excess Stock after making payment to the Prohibited Owner pursuant to Section 10(e)(9).

(C)                                If the Transfer of shares of Excess Stock to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 10(b), such Transfer shall be void AB INITIO as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock (as described in clause (B) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock or Equity Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the trust from which they were originally Transferred. Such conversion and transfer to the trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article IV shall apply to such shares, including, without limitation, the provisions of Sections 10(e)(8) through 10(e)(10) with respect to any future Transfer of such shares by the trust.

(9)                                  Compensation to Record Holder of Shares of Equity Stock That Are Converted Into Shares of Excess Stock.  Any Prohibited Owner shall be entitled (following acquisition of the shares of Excess Stock and subsequent designation of and sale of Excess Stock to a Permitted Transferee in accordance with Section 10(e)(8) or following the acceptance of the offer to purchase such shares in accordance with Section 10(e)(10) to receive from the trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i) (a) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of such shares into shares of Excess Stock, the product of (x) the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (y) the number of shares of Equity Stock which were so converted into Excess Stock and (b) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the product of (x) the price per share equal to the Current Market Price on the date of such Non-Transfer Event or purported Transfer and (y) the number of shares of Equity Stock which were so converted into Excess Stock or (ii) the proceeds received by the trustee from the sale or other disposition of such shares of Excess Stock in accordance with Section 10(e)(8) or Section 10(e)(10).  Any amounts received by the trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 10(e)(9) shall be distributed to the Beneficiary in accordance with the provisions of Section 10(e)(8).  The trustee and the trust shall have no liability for, and each Beneficiary and Prohibited Owner shall be deemed to have irrevocably waived any and all claims that it may have against the trustee and the trust arising out of the disposition of shares of Excess Stock, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 10(e) by such trustee.

(10)                            Purchase Right In Excess Stock.  Shares of Excess Stock shall be deemed to have been offered for sale to the Trust or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares of  Excess Stock (or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Current Market Price on the date of such Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares) or (ii) the Current Market Price on the date the Trust, or its designee, accepts such offer.  The Trust shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the Non-Transfer Event or purported Transfer which results in such shares of Excess Stock or (b) the date the Board of Trustees first determined that a Transfer or Non-Transfer Event resulting in shares of Excess Stock has occurred, if the Trust does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 10(e)(3).

(11)                            Remedies Not Limited.  Except as set forth in Section 10(d), nothing contained in this Section 10 shall limit the authority of the Trust to take such other action as it deems necessary or advisable to protect the Trust and the interests of its stockholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

Section 11                                         Rights Offerings.  In the event that the Trust shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase Common Shares (a “Rights Offering”), the holders of the Series B-1 Preferred Shares shall have the right to participate in such Rights Offering as if they had converted their Series B-1 Preferred Shares into Common Shares on the record date for such Rights Offering.

Section 12.                                      Record Holders.  The Trust and the Transfer Agent may deem and treat the record holder of any Series B-1 Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13.                                      Sinking Fund. The Series B-1 Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

Section 14.                                      Management Company Declaration of Trust.  Notwithstanding any other provisions of this Certificate of Designations, the holders of the Series B-1 Preferred Shares shall not be entitled to the benefit of the Declaration of Trust of First Union Management, Inc.

Section 15.                                      Exclusivity.  Notwithstanding any provision of the Declaration of Trust to the contrary, the holders of the Series B-1 Preferred Shares shall have no voting rights, and shall not be entitled to receive any dividends or distributions on account of their shares, except, in each case, to the extent expressly set forth herein or as otherwise required by applicable law.

IN WITNESS WHEREOF, this Certificate of Designations has been duly executed by the undersigned this     day of          , 2005.

FIRST UNION REAL ESTATE EQUITY
AND MORTGAGE INVESTMENTS

By:
Michael L. Ashner
Chairman, President
and Chief Executive Officer